                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              (AMENDMENT NO. 2)*


                        SIGMATRON INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)


                                 COMMON STOCK
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  82661L101
                            --------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 82661L101              13G             PAGE __2___ OF __8___ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                             TANG INDUSTRIES, INC.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       NEVADA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                                                           0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                                           129,413
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                   0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                                     129,413
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     129,413
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                          N/A
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                          4.6%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                                                           CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 82661L101               13G             PAGE __3___ OF __8___ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                   CYRUS TANG
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                                                               0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                                               502,413
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                       0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                                         502,413
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         502,413
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                             N/A
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                            17.8%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                                                               IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 82661L101               13G             PAGE __4___ OF __8___ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        TANG FOUNDATION FOR THE RESEARCH OF TRADITIONAL CHINESE MEDICINE
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                           NEVADA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                                                               0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                                               273,000
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                       0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                                         273,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         273,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                             N/A
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                             9.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                                                              CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 82661L101               13G             PAGE __5___ OF __8___ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                             TANG FAMILY FOUNDATION
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                          NEVADA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                                                               0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                                               100,000
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                       0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                                         100,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         100,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                             N/A
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                             3.5%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                                                               CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1 (a)  Name of Issuer:
                                                  SigmaTron International, Inc.

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:

                                                  2201 Landmeier Road
                                                  Elk Grove Village, IL 60007

ITEM 2 (a)  Name of Person Filing:

                                                  (1) Tang Industries, Inc.
                                                  (2) Cyrus Tang
                                                  (3) Tang Foundation for the Research of
                                                        Traditional Chinese Medicine
                                                  (4) Tang Family Foundation

ITEM 2 (b) Address of Principal Business Office, or, if none, Residence:


                                                  (1) 3773 Howard Hughes Parkway - #350 N
                                                      Las Vegas, Nevada 89109

                                                  (2) 3773 Howard Hughes Parkway - #350 N
                                                      Las Vegas, Nevada 89109

                                                  (3) 3773 Howard Hughes Parkway - #350 N
                                                      Las Vegas, Nevada 89109

                                                  (4) 3773 Howard Hughes Parkway - #350 N
                                                      Las Vegas, Nevada 89109

ITEM 2 (c) Citizenship:
                                                  (1) Nevada
                                                  (2) U.S.A.
                                                  (3) Nevada
                                                  (4) Nevada


ITEM 2 (d)  Title of Class of Securities:
                                                  Common Stock, par value $0.01 per share

ITEM 2 (e)  CUSIP Number:
                                                  82661L101

ITEM 3      Not Applicable.


ITEM 4   Ownership:  As of the date of this filing, National Material L.P. no longer beneficially owned any shares of SigmaTron common stock.

         (1)  The following information is provided as of December 31, 1996 with respect to Tang Industries, Inc.:

         (a)      Amount Beneficially Owned:  129,413

         (b)      Percent of Class:              4.6%


         (c)      Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:                                0
                  (ii)   shared power to vote or to direct the vote:                        129,413
                  (iii)  sole power to dispose or to direct the disposition of:                   0
                  (iv)   shared power to dispose or to direct the disposition of:           129,413

         (2)  The following information is provided as of December 31, 1996 with respect to Cyrus Tang:

         (a)  Amount Beneficially Owned:        502,413*

         (b)  Percent of Class:                    17.8%

         (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:                                0
                  (ii)   shared power to vote or to direct the vote:                        502,413*
                  (iii)  sole power to dispose or to direct the disposition of:                   0
                  (iv)   shared power to dispose or to direct the disposition of:           502,413*

         *Includes 129,413 shares held by Tang Industries, Inc., 273,000 shares held by Tang Foundation for the Research of
         Traditional Chinese Medicine and 100,000 shares held by Tang Family Foundation.  Cyrus Tang disclaims beneficial ownership of the shares held by Tang Foundation for the Research of Traditional Chinese Medicine and Tang Family Foundation.


         (3)  The following information is provided as of December 31, 1996 with respect to Tang Foundation for the Research of
              Traditional Chinese Medicine:

         (a)      Amount Beneficially Owned:  273,000

         (b)      Percent of Class:              9.7%


         (c)      Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:                                0
                  (ii)   shared power to vote or to direct the vote:                        273,000
                  (iii)  sole power to dispose or to direct the disposition of:                   0
                  (iv)   shared power to dispose or to direct the disposition of:           273,000

         (4)  The following information is provided as of December 31, 1996 with respect to the Tang Family Foundation:

         (a)  Amount Beneficially Owned:        100,000

         (b)  Percent of Class:                     3.5%

         (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:                                0
                  (ii)   shared power to vote or to direct the vote:                        100,000
                  (iii)  sole power to dispose or to direct the disposition of:                   0
                  (iv)   shared power to dispose or to direct the disposition of:           100,000


ITEM 5   Owership of Five Percent or Less of a Class:

                                                Not Applicable

ITEM 6   Ownership of More than Five Percent on Behalf of Another Person:

                                                Not Applicable

ITEM 7   Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company:

                                                Not Applicable


ITEM 8   Identification and Classification of Members of the Group:

                                                Not Applicable

ITEM 9   Notice of Dissolution of Group:

                                                Not Applicable
ITEM 10  Certification:

                                                Not Applicable


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 1997


NATIONAL MATERIAL L.P.

Signature:  /s/ John Chen
          ----------------------------------------------

Name/Title: John Chen, Vice President


CYRUS TANG

Signature:  /s/ Cyrus Tang
          ----------------------------------------------



TANG INDUSTRIES, INC.

Signature:   /s/ Vytas P. Ambutas
          ----------------------------------------------

Name/Title:  Vytas P. Ambutas, Asst. Secretary


TANG FOUNDATION FOR THE RESEARCH OF TRADITIONAL CHINESE MEDICINE

Signature:   /s/ Vytas P. Ambutas
          ----------------------------------------------

Name/Title:  Vytas P. Ambutas, Asst. Secretary


TANG FAMILY FOUNDATION

Signature:   /s/ Vytas P. Ambutas
          ----------------------------------------------

Name/Title:  Vytas P. Ambutas, Asst. Secretary


ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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